Joint News Release

   Public Storage Properties XVI, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050


                                 For Release:    Immediately
                                 Date:           April 9, 1997
                                 Contact:        Mr. Harvey Lenkin
                                                 (818) 244-8080
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   GLENDALE, California--Public Storage Properties XVI, Inc. (AMEX:PSU) and Public Storage, Inc. announced today that the corporations agreed, subject to certain conditions, to merge. In the merger, PSU would be merged with and into PSA, and each outstanding share of PSU's Common Stock Series A would be converted, at the election of the shareholders of PSU, into either shares of PSA Common Stock or, with respect to up to 20% of the PSU Common Stock, $20.76 in cash. This dollar amount has been based on PSU's estimated net asset value (the appraised value of PSU's real estate assets as of March 17, 1997 and the estimated book value of PSU's other net assets as of June 30, 1997). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSU's shareholders' meeting. The number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election will be reduced by the amount of cash distributions required to be paid to PSU's shareholders by PSU prior to completion of the merger in order to satisfy PSU's REIT distribution requirements. Additional distributions would be made to shareholders of PSU to cause PSU's estimated net asset value as of the effective date of the merger to be substantially equivalent to $20.76 per share. The merger is conditioned on, among other requirements, approval by PSA's board of directors, receipt of a satisfactory fairness opinion by PSU and approval by the shareholders of PSU. It is expected that any merger would close during the second half of 1997.

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